Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES
FIRST QUARTER FISCAL YEAR 2013 RESULTS
Year-over-Year Revenue Up 40% and Net Income Up 200%;
Continued New Customer Wins and Revenue Diversification
Spokane Valley, WA— October 30, 2012 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended September 29, 2012.
For the first quarter of fiscal year 2013, Key Tronic reported total revenue of $97.5 million, up 40% from $69.8 million in the same period of fiscal year 2012. Net income for the first quarter of fiscal year 2013 was $3.7 million or $0.35 per diluted share, up 200% from $1.2 million or $0.12 per diluted share for the same period of fiscal year 2012.
For the first quarter of fiscal year 2013, gross margin was 10% and operating margin was 6%, compared to 7% and 2%, respectively, in the same period of fiscal year 2012.
“We’re pleased with our strong year-over-year growth in revenue and earnings for the first quarter of fiscal year 2013,” said Craig Gates, President and Chief Executive Officer. “We achieved record quarterly revenue and continued to increase our operating efficiencies. At the end of the first quarter of fiscal 2013, we were generating revenue from 168 separate programs and had 51 distinct customers, up from 135 programs and 36 customers a year ago. We also continued to diversify our future revenue base during the first quarter of fiscal 2013 by winning new programs involving solar energy and power management products.
“While we continue to face global macroeconomic uncertainty, we believe our unique combination of world-class engineering, global logistics and world-class production capabilities in Mexico, China and the United States continues to provide us with competitive advantage. We expect to continue to see our new programs ramp up, our market share increase and our revenue base diversify. As we grow our business over the long term, we remain focused on maintaining outstanding customer service, carefully managing our operating expenses and maximizing our return on invested capital.”

Business Outlook
For the second quarter of fiscal year 2013, the Company expects to report revenue in the range of $93 million to $99 million, and earnings in the range of $0.32 to $0.38 per diluted share. The expected earnings range assumes an effective tax rate of 30%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-549-7880 or +1-480-629-9770. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4569452). A replay will also be available on the Company's Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2013. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 29, 2012	October 1, 2011
Net sales	$97,508	$69,761
Cost of sales	88,033	64,756
Gross profit	9,475	5,005
Research, development and engineering expenses	1,250	956
Selling, general and administrative expenses	2,529	2,434
Total operating expenses	3,779	3,390
Operating income	5,696	1,615
Interest expense, net	116	103
Income before income taxes	5,580	1,512
Income tax provision	1,836	265
Net income	$3,744	$1,247
Net income per share — Basic	$0.36	$0.12
Weighted average shares outstanding — Basic	10,486	10,418
Net income per share — Diluted	$0.35	$0.12
Weighted average shares outstanding — Diluted	10,830	10,446

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 29, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,801	$502
Trade receivables, net (allowance for doubtful accounts of $54 and $0)	56,691	60,709
Inventories	56,912	58,439
Deferred income tax asset	3,835	5,201
Other	6,240	4,639
Total current assets	125,479	129,490
Property, plant and equipment—net	17,463	17,306
Other assets:
Deferred income tax asset	2,416	2,703
Other	1,980	1,413
Total other assets	4,396	4,116
Total assets	$147,338	$150,912
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,918	$43,025
Accrued compensation and vacation	7,162	6,337
Current portion of other long-term obligations	739	729
Other	4,080	3,163
Total current liabilities	49,899	53,254
Long-term liabilities:
Revolving loan	11,093	15,011
Deferred income tax liability	1,301	1,094
Other long-term obligations	1,141	2,945
Total long-term liabilities	13,535	19,050
Total liabilities	63,434	72,304
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,489 and 10,481 shares, respectively	42,692	42,372
Retained earnings	40,639	36,895
Accumulated other comprehensive income (loss)	573	(659)
Total shareholders' equity	83,904	78,608
Total liabilities and shareholders’ equity	$147,338	$150,912

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